Exhibit 10.2
CA, Inc.
Restricted Stock Award Agreement

%%FIRST_NAME%-% %%LAST_NAME%-%	%%EMPLOYEE_IDENTIFIER%-%

Name of Participant	EmplID

Grant Number	%%OPTION_NUMBER%-%
Total Number of Restricted Stock Awards Granted	%%TOTAL_SHARES_GRANTED%-%
Grant Date	%%OPTION_DATE,’Month DD, YYYY’%-%
This Agreement confirms the grant under the CA, Inc. 2007 Incentive Plan (the “Plan”) to the above-named participant of the number of Restricted Stock set forth above. This Agreement does not constitute ownership of any shares of Common Stock of CA, Inc. (the “Company”) or confer any rights associated with the ownership of shares, except as expressly set forth herein. This grant is subject in all respects to the applicable terms of the Plan, which are incorporated by reference in this Agreement. A copy of the Plan (or related Prospectus delivered to you with this Agreement) may be obtained at no cost by contacting the HR Service Center at 1-866-514-4772 or opening an issue via the web at http://caportal.ca.com (via Employee Self-Service — ESS). If you are located outside of North America, please contact your local Human Resources Representative.
This Restricted Stock Award will vest with respect to 70% of the underlying shares on the grant date and with respect to an additional 20% of the underlying shares on the first anniversary and 10% on the second anniversary of the grant date of the award. No shares of Common stock shall be issued to the participant prior to the date on which the Restricted Stock vest, and shall be forfeited by the participant upon the participant’s Termination of Employment, as defined in the Plan, prior to vesting for any reason other than death or Disability, as defined in the Plan. All shares of Restricted Stock will immediately vest upon the participant’s death or Disability or upon a Change in Control of the Company; provided, however that, to the extent applicable, if such Change in Control is not considered a Change in Control within the meaning of Section 409A of the Internal Revenue Code, as amended, then no shares shall be issued until the dates such shares would have been issued under the original vesting schedule identified above.
The Company may, in its discretion, satisfy any statutory tax withholding obligations that arise in connection with the Restricted Stock granted pursuant to this award by (i) withholding shares of Common Stock that would otherwise be available for delivery upon the vesting of such Restricted Stock having a Fair Market Value, as defined in the Plan, on the date the shares first become taxable equal to the minimum statutory withholding obligation with respect to such taxable shares and/or (ii) requiring that a participant pay to the Company, by cash, certified check, bank draft or money order, an amount sufficient to satisfy any such statutory tax withholding obligations.

By	/s/ John A. Swainson
John A. Swainson
Chief Executive Officer